Exhibit 99.1

FOR IMMEDIATE RELEASE

Allied World Commemorates 10th Anniversary as a Public Company;

Rings Opening Bell at the New York Stock Exchange

ZUG, Switzerland — July 22, 2016 — Allied World Assurance Company Holdings, AG (NYSE: AWH) today announced that Scott Carmilani, President and CEO of Allied World, and other members of Allied World’s executive management team, will mark an exciting milestone by ringing the opening bell at the New York Stock Exchange on Monday, July 25, 2016.  The opening bell ceremony commemorates Allied World’s 10th anniversary as a NYSE-listed public company, as the company’s common shares began trading on the NYSE under the symbol “AWH” on July 12, 2006.

Mr. Carmilani said, “Since our initial public offering, our shareholder returns have significantly outperformed the S&P 500 Index and the S&P Property & Casualty Composite. These achievements are a testament to our organization’s culture and broad and deep world-class team, and our consistent focus on delivering top-tier insurance solutions and shareholder value.  We are very excited to celebrate our 10th year as a public company, and our history as a global specialty insurer and reinsurer, providing our clients and distribution partners with a meaningful range of products and services and unquestioned financial strength. We look forward to extending our track record of success.”

About Allied World
Allied World Assurance Company Holdings, AG, through its subsidiaries and brand known as Allied World, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions. Allied World offers superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and AA- by Fitch.

Please visit the following for further information on Allied World: Web: www.awac.com | Facebook: www.facebook.com/alliedworld | LinkedIn: https://www.linkedin.com/company/allied-world.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the adequacy of our loss reserves; negative rating agency actions; greater frequency or severity of unpredictable catastrophic events; the impact of acts of terrorism and acts of war; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE: Allied World Assurance Company Holdings, AG

Media:

Faye Cook

Senior Vice President, Marketing & Communications

+1-441-278-5406

Faye.Cook@awac.com

Investors:

Sarah Doran

Senior Vice President, Investor Relations and Treasurer

+1-646-794-0590

Sarah.Doran@awac.com

Website: www.awac.com